Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ROIVANT SCIENCES LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to be Paid	Equity	Common Shares, $0.0000000341740141 par value per share (the “Common Shares”)	457(c)	30,750,261(3)	$6.68	$205,257,992.18	0.0000927	$19,027.42

	Equity	Common Shares	457(c)	595,134,445(4)	$6.68	$3,972,522,420.38	0.0000927	$368,252.83

	Equity	Common Shares issuable upon exercise of warrants	457(g)	10,214,365(5)	—	—	0.0000927	$—(6)

	Total Offering Amounts					$4,177,780,412.56		$387,280.25

	Total Fees Previously Paid							$387,280.25

	Total Fees Offsets

	Net Fee Due							$0.00

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, based on the average of the high and low prices of the Common Shares on October 22, 2021 as reported on The Nasdaq Global Market, which was approximately $6.68 per share.

(3) Consists of the primary issuance of (i) 20,535,896 Common Shares that may be issued upon exercise of the Public Warrants and (ii) 10,214,365 Common Shares that may be issued upon exercise of the Private Placement Warrants following the public resale of the Private Placement Warrants. The Private Placement Warrants were sold simultaneously with the closing of the initial public offering of MAAC at a price of $1.00 to the MAAC Sponsor.

(4) Consists of 595,134,445 Common Shares registered for resale by the Holders, consisting of (i) 22,000,000 Common Shares issued in connection with the PIPE Financing, (ii) 10,214,365 Common Shares issuable upon exercise of the Private Placement Warrants and (iii) 562,920,080 issued and outstanding Common Shares held by the Holders (including Common Shares underlying vested restricted share awards).

(5) Consists of the 10,214,365 outstanding Private Placement Warrants sold simultaneously with the closing of the initial public offering of MAAC at a price of $1.00 to the MAAC Sponsor.

(5) No separate fee due in accordance with Rule 457(i).